CACTUS, INC.
COBALT CENTER
920 MEMORIAL CITY WAY, SUITE 300
HOUSTON, TEXAS 77024

Via EDGAR

February 5, 2018

Loan Lauren P. Nguyen

Legal Branch Chief

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:	Cactus, Inc.
Registration Statement on Form S-1
(File No. 333-222540)

Ladies and Gentlemen:

On behalf of Cactus, Inc., and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above referenced Registration Statement on Form S-1 be accelerated to 4:00 p.m., Washington, D.C. time, on February 7, 2018, or as soon as practicable thereafter.

Thank you for your assistance in this matter.

Very truly yours,

CACTUS, INC.

		By:	/s/ Scott Bender
			Name:	Scott Bender
			Title:	President and Chief Executive Officer

cc:	Mike Rosenwasser, Vinson & Elkins L.L.P.
Adorys Velazquez, Vinson & Elkins L.L.P.
J. David Kirkland, Jr., Baker Botts L.L.P.
Andrew J. Ericksen, Baker Botts L.L.P.